Exhibit 10.1

Ascendas IT Park (Chennai) Ltd

Pinnacle, #01-07 & 08, 1st Floor

International Tech Park Chennai

Tarameni Road, Chennai – 600 113

THIS DEED OF LEASE is made and executed this 22nd day of December 2010.

BETWEEN

ASCENDAS IT PARK (CHENNAI) LIMITED, a company incorporated under the Companies Act, 1956 having its registered office at Unit No.7 & 8, I Floor, International Tech Park Chennai, Taramani Road, Taramani, Chennai - 600 113 hereinafter referred to as the “LESSOR” (which expression shall unless excluded by or repugnant to the subject or context be deemed to mean and include its successors and assigns) of the ONE PART; represented by its Authorised Signatory Mr. V.V. Balaji;

AND

LIONBRIDGE TECHNOLOGIES PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 having its registered office at 6th Floor, Spectra Building, Hiranandani Business Park, Powai, Mumbai 400 076 hereinafter referred to as the “LESSEE” (which expression shall unless excluded by or repugnant to the subject or context mean and include its successors and permitted assigns) of the OTHER PART represented by its Authorised Signatory Mr. Sarath Chandra Divella.

W H E R E A S

A.

The Lessor is the absolute owner in respect of the land measuring 5 acres situated at Taramani - CSIR Road, Chennai, Tamil Nadu fully described in the First Schedule hereunder written and hereinafter referred to as the “Said Land” having been put in possession of the same by the Government of Tamilnadu through the Collector of Chennai vide his proceedings bearing Letter No: O2/49665/2001 dated 26th July 2005.

B.

The Lessor has constructed a building known as “International Tech Park, Chennai” on the Said Land for information technology related businesses and/ or IT enabled services and other related services and amenities. The expression “International Tech Park, Chennai” means the 2nd Phase of construction consisting of 5 acres of the Land out of the proposed 3 phases of construction.

C.

The Lessee has approached the Lessor to grant a lease of Unit No. #7 – 01 on the 7th floor measuring approximately 25,720 sq.ft square feet of super built up area in International Tech Park, more fully described in the Second Schedule hereunder written and hereinafter referred to as the “Unit”. The Unit is delineated in red in the floor plan in the Third Schedule.

D	The Lessor has agreed to grant a lease of Unit on the terms and conditions set out hereinbelow.

NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	THE LESSEE COVENANTS WITH THE LESSOR as follows :

1.1	The lease shall be for a period of 3 (three) years with effect from 26th January, 2011 to 25th January, 2014.	Term

1.2	The Lessee shall pay a sum of Rs. 43/- (Rupees Forty Three only) per square feet per month in respect of 25,720 square feet of the super built up area of the Unit aggregating to Rs. 11,05,960/- (Eleven lakhs five thousand nine hundred and sixty) subject to any withholding taxes and / or other statutory deductions as may be applicable from time to time.	Rent

1.3	The Lessee has deposited an interest free refundable security deposit of Rs. 1,10,59,600./- (Rupees One Crore ten lakhs fifty nine thousand, six hundred only) equivalent to 10 months of the total monthly aggregate rent by way of security for the due observance and compliance of the terms and conditions of this Deed. The security deposit shall be returned by the Lessor subject to deduction of such sum as may be due and owing by the Lessee to the Lessor (including monies payable for reinstatement of the Unit if the Lessee has failed to do so) within a period of 15 days after the return of vacant possession of the Unit by the Lessee to the Lessor, failing which the same shall carry interest at the rate of 18% p.a. till it is fully returned.	Security Deposit

1.4	The Lessee shall enter into a separate Services Agreement with the Lessor or its assignee(s) in relation to the operation and maintenance of the common areas and the use of the car park	Services Agreement

1.5	The Lessee shall pay to the Lessor the actual charges/fee/s for all utilities including air-conditioning and electricity used for the Unit as per the reading of the meters installed for the purpose within two business days immediately upon demand made by way of submission of Bills / Debit Notes raised upon Lessee by the Lessor by the Lessor. The Lessor reserves the right to forthwith terminate these services for non-payment for more than seven business days from the due date after a written reminder notice has been sent from the Lessor to the Lessee.	Utilities

1.6	The Lessee shall pay the monthly rent reserved in clause 1.2 above every month in advance on or before the 5th day of each calendar month according to English Calendar. All other payments due pursuant to this Deed shall be paid within 7 days of date of billing unless otherwise stipulated in the bill.	Payment Date

1.7	The Lessee shall make payment of rent and other monies due under this Deed by demand draft or account payee cheque, payable at Chennai and drawn in the name of the Lessor subject to any withholding taxes and / or other statutory deductions as may be applicable from time to time. Outstation cheques will not be accepted.	Mode of payment

1.8	If the rent or any other sum due under this Deed is not paid on the due date, the Lessee shall pay interest at the rate of 1.5% per month from the due date till the date of payment.	Interest

1.9	The Lessee shall submit to the Lessor the tax deductible at source (TDS) certificates evidencing the Income Tax deducted and deposited in the calendar month of May every year.	TDS

1.10

The Lessor shall pay the Property Tax and Urban Land Tax as may be assessed from time to time. All other taxes if any, shall be reimbursed by the Lessee in respect of the Unit, as and when demanded by the Lessor.

The Lessee shall also pay the applicable Service Taxes on the rental mentioned in clause 1.2 above. Further, the Lessee also undertakes to pay any sales tax/ value added tax/lease tax, if any, on the Fit Out Rent reserved herein.

Taxes

1.11	The Lessee shall bear stamp duty and registration charges of this Deed.	Stamp Duty & Others

1.12	The Lessee shall use the Unit for the purpose of IT/ ITES only and shall not use the same for any other purpose without the prior written consent of the Lessor.	Authorised Use

1.13	The Lessee undertakes and warrants that it has all necessary permissions and approvals as required to carry out its activities in the Unit and is legally competent to enter into this Deed to carry out the above activities and shall be solely responsible and liable for the same.	Lessee’s Approvals

1.14	The Lessee shall not store or bring into the Unit any article, substance or liquid of a specially combustible, toxic, noxious, inflammable or explosive nature and shall comply with the requirements and recommendations of all governmental and statutory authorities, including, the fire authority and municipal authorities, and the Lessor.	Inflammable or Explosive Substances

1.15	The Lessee shall not carry out or permit to be carried out in any part of the Unit, the building or the Said Land any offensive, illegal or unlawful manufacture, business or activities.	Illegal Activities

1.16	The Lessee shall not affix, paint or otherwise exhibit any name plate, banner, advertisement or other sign except with the Lessor’s prior written approval.	Signage

1.17	The Lessee shall keep the Unit in good and tenantable condition from the date of possession of the Unit till the same is handed over back to the Lessor (reasonable wear and tear excepted).	Tenantable Condition

1.18	The Lessee shall not damage or suffer to be done damage in or to the Said Land and the building and other facilities thereon including without limitation the staircases, lifts, passage ways, car parks, common areas and amenities (reasonable wear and tear and genuine accidents excepted).	Damage to Said Land

1.19	The Lessee shall not be entitled to assign, let, sub-let, grant leave and licence or part with possession of the Unit or any portion thereof. However, Lessee may assign the Unit to its subsidiaries or group companies where 51% or more of its shareholdings is held solely by the Lessee or the Lessee’s Parent Company with prior intimation to the Lessor and the same would not be unreasonably withheld.	Assignment or Subletting

1.20	The Lessee shall not do any acts, deeds or things which may cause any annoyance or nuisance to the co-occupant/s of the said building.	Nuisance

1.21	If on or after expiry or early termination of the term of the Lease, Lessee fails to hand-over the vacant and peaceful possession of the premises to the Lessor, the Lessee in that event shall be liable to pay a monthly holding over charge equvivalent to double the amount of rent paid for the previous month in lieu of then prevailing Base Rent for the period it remains in possession of the premises. The Lessor shall however be entitled to avail its legal rights qua the premises against the Lessee irrespective of the payment of Holding over charges and such payment shall not entail any right, whatsoever to the Lessee, over the premises. The status of the Lessee during the period of hold-over shall not be more than that of an illegal occupant.	Holding Over Charges

1.22	The Lessee shall not carry out any renovation works or make any additions or alterations to the Unit (including the exterior and elevation of the Unit), the building or the Said Land without the Lessor’s prior written consent which shall not be unreasonably withheld, and if required by the Lessor, must place with the Lessor an additional deposit equivalent to Rs. 50 per square feet of the Unit or such other amount as the Lessor may deem sufficient as security for any damage caused to the Unit or the building during the course of such alteration and addition works and the cost incurred by the Lessor in the disposal of all debris and waste materials resulting from the Lessor’s renovation works. Such additional deposit shall be refunded by the Lessor to the Lessee, on the completion of alteration and addition for Units, after adjusting the cost of damages to the Units and rest of the building and the cost incurred by the Lessor in disposal of debris and waste materials resulting from the above works, if any.	Additions & Alterations

1.23	Subject to the Lessee reinstating the Unit to its original state and condition (reasonable wear and tear excepted) upon return of possession and the aforesaid clause, the Lessee, at its own costs, may install tenant’s fixtures and fittings such as electrical and other fittings, false ceilings, furniture, air conditioners, telephone and other equipment and conveniences for convenient use of the Unit.	Tenant’s Fixtures and Fittings

1.24	The Lessee herein shall from time to time permit and/or allow the Lessor and their servants, agents, engineers and surveyors with or without masons, mistries, contractors, architects and necessary equipment to enter into the Unit or portion thereof and to view the state and condition of the Unit and also to repair, renovate, replace water pipes, sewerage pipes, soil pipes, ducts and other fixtures and fittings of common use only after giving reasonable prior notice in writing to the Lessee before such entry.	Inspection & Repair

1.25	The Lessee has, relying on the Lessor’s representation, accepted the right, title and interest of the Lessor and shall not dispute the right, title and interest of the Lessor in respect of the ownership of the Unit.	Lessor’s Title

1.26	The Lessee shall remove all its fixtures and fittings and rectify alterations without causing any unreasonable damage to the Unit and handover vacant and peaceful possession of the Unit on the expiry of the term of the Deed or earlier determination thereof in the same condition in which it was let out subject to reasonable wear and tear and the Lessor shall be entitled to enter upon and take possession of the Unit. If the Lessee failed to reinstate the Unit in accordance with this Deed then the Lessor shall be entitled to charge the Lessee for any period of reinstatement which extends beyond the termination of the Lease by natural expiry or otherwise in addition to the cost of the reinstatement work.	Return of Possession

1.27	The Lessee agrees that it shall always observe, perform and abide by all the rules, regulations and guidelines of the Lessor (“Bye-Laws”) for the effective management, control and maintenance of International Tech Park, Chennai The terms and conditions in the Bye-laws, which may be revised from time to time are supplemental to those laid down in this Deed and for the general purpose of carrying into effect the general terms of this Deed. However, in the event of the existence of a conflict between the terms of this Agreement/Deed and the terms set out in the ‘Bye-Laws’, the terms of this Agreement/Deed will supersede ‘Bye-Laws’ to that extent.	Compliance with Bye-Laws and Guidelines

1.28	The Lessee and the Lessor shall at all times comply with the relevant laws and regulations and the directions of the relevant governmental and statutory authorities.	Compliance with Laws

1.29	The Lessee shall indemnify and keep indemnified the Lessor against any and all claims, losses, injuries, liabilities, costs, expenses, damages, actions or proceedings whatsoever which may be made or taken against the Lessor by any person or which may be suffered by the Lessor arising out of any action or non action, accident or otherwise, or by any reason of the Lessee’s operations and use of the Unit and the various facilities.	Indemnity for Breach

1.30	The Lessee shall take out insurance with respect to the Unit covering any act or omission by the Lessee and the Lessee shall pay the premium in respect of such insurance. The Lessee shall be liable against any loss or damage caused to any third party as a result of any willful act or omission by the Lessee and the Lessee hereby indemnifies the Lessor against all claims made as a result of such act or omission by the Lessee.	Lessee’s Insurance

1.31	The Lessee shall not do or suffer to be done on or in the Unit or any part of the Said Land anything whereby any insurances of the Unit or the Said Land or any part thereof effected by the Lessor (which the Lessor has effected regardless of whether it is not bound or obliged to) may be rendered void or voidable or whereby the premium thereon may be increased and to repay to the Lessor on demand all sums paid by the Lessor by way of increased premium and all expenses incurred by the Lessor in connection with insurance rendered necessary by a breach or non-observance of this covenant without prejudice to any other rights and remedies available to the Lessor.	Lessor’s Insurance

2.	THE LESSOR COVENANTS WITH THE LESSEE AS FOLLOWS:

2.1	The Lessee paying the rent and other charges in respect of the Unit as provided in this Deed and performing and observing the covenants and conditions and stipulations on its part herein to be observed, shall peaceably and quietly hold, possess and enjoy the Unit and every part thereof during the term hereby created without any lawful interruption, disturbance claim or demand whatsoever from or by the Lessor or any other person whomsoever.	Quiet Enjoyment

2.2	The Lessor shall pay the Property Tax and Urban Land Tax for the Unit throughout the term of this Deed.	Taxes

2.3	The Lessor undertakes and warrants that it is the sole legal and beneficial owner of the building and the Unit being the subject matter of this lease and has all necessary permissions and approvals as required to grant this lease in favour of the lessee and to enter into this Deed to carry out the obligations of the lessor under this Deed.	Title

3	IT IS HEREBY FURTHER AGREED BY AND BETWEEN THE LESSOR AND LESSEE AS FOLLOWS:

3.1	This lease may be renewed for a further period by execution and registration of fresh lease deed subject to such other terms and conditions as may be mutually agreed between the parties. If the Lessee desires to renew the lease, it shall give notice of such intention by issuing to the Lessor a written notice at least 6 months prior to the expiry of the lease period and the renewal will have to be agreed 60 days prior to the expiry of the initial lease term. In the event the Lessor and the Lessee fail to agree upon the terms and conditions of renewal, the Lessee shall vacate and deliver peaceful vacant possession of the Unit to the Lessor upon natural expiry of the initial lease period in accordance with the terms of this Deed.	Renewal

3.2	If :	Termination due to Lessee’s Breach

(a)      the rent and/or any of the other charges reserved or any part hereof shall be in arrears for a period of two consecutive months after the respective date hereinbefore appointed for payment thereof; or

(b)      in the case of any other breach by the Lessee in the performance and observance of any of the covenants and conditions herein contained and on its part to be observed and performed and the breaches are not remedied within one month from the date of the notice in that regard from the Lessor, then and in any of such event the Lessor shall be entitled to determine this Deed forthwith thereafter without any further notice and enter upon the Unit and the Lessee shall not be entitled to remain in possession of the Unit in any manner.

3.3	The Lessee shall be entitled to terminate this Deed at any point of time during this Lease tenure by giving 6 months prior written notice to the Lessor. In the event the dues exceeds the Security Deposit, the Lessor shall have the right to forfeit the entire security deposit amount and the Lessee shall be liable to pay the balance amount to the Lessor and till such payment is made, the Lessor shall continue to have lien and charge on the entire assets of the Lessee.	Premature Termination

3.4	The Lessee has to bond the Unit with the Software Technology Parks of India/Customs/Appropriate Authority, it shall be the Lessee’s sole responsibility to bond the Unit and furnish the necessary certificate to the Lessor.	Bonded with STP

3.5	The Lessor shall be entitled to make additions, raise storeys, construct additional blocks or structures and the same shall be the property of the Lessor, which shall be free to dispose off the same and the Lessee shall not be entitled to object to such construction or disposition as long as the peaceful possession and use by the Lessee of the Unit under this Deed is not affected in any manner.	Construction by the Lessor

3.6	The Said Land, the buildings and facilities constructed thereon, the services, open spaces, common areas and amenities and the specialised and distinctive services provided in International Tech Park shall all be controlled, maintained and managed by the Lessor or its assignee(s).	Management of International Tech Park

3.7	The Lessor shall be entitled to lease, license, agree to lease, or sell other units in International Tech Park subject to such terms and conditions as the Lessor may think fit.	Lessor’s right to lease other units

3.8

If the Lessee fails to observe any law, direction, order, notice or requirements of any government or public body or authority, the Lessor may in the Lessor’s sole discretion perform the same and all expenses and costs incurred thereby shall be recoverable from the Lessee by the Lessor.

Likewise, If the Lessor fails to observe any law, direction, order, notice or requirements of any government or public body or authority to be observed or performed by the Lessor which affects the Lessee’s use and possession of the Unit, the Lessee may after serving a 30 days written notice in the Lessee’s sole discretion perform the same and all expenses and costs incurred thereby shall be recoverable from the Lessor by the Lessee.

Lessor’s Self Help

3.9	The Lessee will enjoy freedom to access, occupy and operate from the demised premises 365 days a year and 24 hours a day at no additional charge and without disturbing the quite and peaceful possession of the other tenants.	Round the Clock Access

3.10	The Lessor shall be entitled to transfer, mortgage or dispose of its interest in the Unit, provided that the same does not affect or prejudice the rights created in favour of the Lessee and the obligation on the Lessor to refund the security deposit as provided herein and subject to this, the Lessee shall not be entitled to object to the same.	Transfer or Mortgage by Lessor

3.11	If any dispute or difference arises between the Lessor and the Lessee during the period of lease or upon the expiry of the said lease, both parties shall seek to resolve by mutual discussions. If such discussions are unsuccessful, the same shall be referred to arbitration in accordance with the provisions of the Arbitration and Conciliation Act, 1996 for the time being in force. Arbitration shall be by a sole arbitrator if parties can agree upon one and failing that the disputes shall be referred to an arbitrator to be selected by the Lessee out of a panel of three names submitted by the Lessor. The arbitration sitting shall be conducted in English language and venue shall be at Chennai.	Arbitration

3.12	This Deed shall be governed by the laws of India.	Governing Law

3.13	All side notes, headings and definitions are for the purposes of reference only.	Interpretation

3.14

All notices, communications, demands, requests, approvals or consents required to be given or made under this Agreement by either party must be in writing and shall be effective only if either personally delivered, sent by pre-paid mail or by facsimile to the addresses and to the attention persons indicated below:-

To the Lessor

Ascendas IT Park (Chennai) Limited,

Unit No.7 & 8,

I Floor, International Tech Park Chennai,

Taramani Road,

Taramani, Chennai - 600 113

To the Lessee

Lionbridge Technologies Private Limited

6th Floor, Spectra Building,

Hiranandani Business Park,

Powai, Mumbai 400 076

Any notices, communications, demands, requests, approvals or consents shall be deemed to be duly given and received:-

(1)    if personally delivered, on the day of delivery;

(2)    if sent by pre-paid mail, 2 days after the same is sent; and

(3)    if sent by facsimile, on the day of sending provided a confirmation copy is hand delivered or sent by pre-paid mail within 24 hours.

Either party may, from time to time by written notice to the other, designate a different address applicable or designate a different person to whom the notices, communications, demands, requests, approvals or consents must be attentioned to.

Notices

THE FIRST SCHEDULE ABOVE REFERRED TO :

(Description of Said Land)

All that piece and parcel of land measuring about 5,383 square meters situated at T.S. No.8/1, Block 9, Kanakam Village, Mambalam – Guindy Taluk, Chennai District and All that piece and parcel of land measuring about 14,852 square meters situated at T.S. No. 1/7, Block 7, Tiruvanmiyar Village, Mylapore – Triplicane Taluk, Chennai District

and bounded on the :

North by : Kanagam Village, Block 9, T.S. No.8/2 and Thiruvanmiyur

                      Village Block 7, T.S. No.1/6

East by : Thiruvanmiyur Village, Block 7, T.S. No.1/7 and Thiruvanmiyur

                      Village Block 7, T.S. No.1/1

South by : Kanagam Village, Block 9, T.S. No.9 and Thiruvanmiyur

                      Village Block 7, T.S. No.1/1

West by : Kanagam Village, Block 9, T.S. No.7 and Kanagam

                      Village Block 9, T.S. No.8/1

THE SECOND SCHEDULE ABOVE REFERRED TO :

(Description of Unit)

The premises bearing Unit No. # 7 – 01, on the 7th floor measuring approximately 25,720 square feet of super built up area in the multi-storey building known as “International Tech Park, Chennai” situated at Taramani CSIR Road, Chennai, Tamilnadu

THE THIRD SCHEDULE ABOVE REFERRED TO :

(Floor Plan of Unit)

IN WITNESS WHEREOF the parties hereto have set and subscribed their respective hands and seals on the day month and year first above written.

SIGNED SEALED AND DELIVERED on behalf of the LESSOR at Chennai in the presence of :	Ascendas IT Park (Chennai) Ltd. Illegible signature

Lionbridge Technologies Pvt. Ltd.

SIGNED SEALED AND DELIVERED on behalf of the LESSEE at Chennai in the presence of :	D. Sarath Chandra

WITNESSES:

1. Venkatesh Iyer

2. Signatures not legible